Exhibit 99.1

FLUIDIGM REPORTS FINANCIAL RESULTS

FOR THIRD QUARTER 2012

Q3 Product Revenue Up 24% Compared to Q3 2011

SOUTH SAN FRANCISCO, Calif. – Nov. 7, 2012 – Fluidigm Corporation (NASDAQ:FLDM) today announced its financial results for the third quarter ended September 30, 2012.

Product revenue for the third quarter of 2012 was $12.6 million, an increase of 24% from $10.2 million in the third quarter of 2011. Product margin was a record 72% in the third quarter of 2012, up from 67% in the third quarter of 2011 and 69% in the second quarter of 2012. Total revenue for the third quarter of 2012 was $12.8 million, an increase of 21% from $10.6 million in the third quarter of 2011. Net loss for the third quarter of 2012 was $4.2 million, compared to a net loss of $4.5 million in the third quarter of 2011. Non-GAAP net loss for the third quarter of 2012 was $2.6 million, compared with the $3.1 million non-GAAP net loss for the third quarter of 2011 (see accompanying table for reconciliation of GAAP and non-GAAP measures).

“Our leadership in the emerging single-cell genomics market continued to be a major growth driver in Q3 as this market continued to show strength in a tough macro-environment. We believe growth occurred because our customers are making breakthroughs in many areas of research, including cancer, stem cells, immunology, and infectious disease. In an era of budget sequestration worries, researchers are recognizing that embracing the single-cell field with our market-leading products can be a differentiator. We are energized by how quickly the field is adopting the C1™ Single-Cell Auto Prep System – the level of interest in the C1 system has surpassed our expectations. We began shipping C1 systems in Q3 and have substantially filled the 25 Early Access Program (EAP) slots,” said Gajus Worthington, Fluidigm President and Chief Executive Officer.

“Q3 was another strong consumables quarter too,” he continued, “with growth of 57% fueled by higher pull-through from production customers and an increased installed base of over 605 systems at the end of the third quarter. A continued shift to our higher margin products helped drive very strong product margin performance of 72%.”

Financial Highlights and Analysis

•	Fluidigm ended Q3 with approximately $90 million in cash, after a successful and over-subscribed financing in August.

•	Instrument revenues grew 5% year-on-year in the quarter and 10% year-to-date, driven by adoption of Fluidigm’s broadening menu of single-cell genomics tools.

•	Consumables revenue grew 57% year-on-year, driven by robust sales of both genotyping and gene expression integrated fluidic circuits (IFCs).

•	Product margins climbed 5% year-on-year and 3% sequentially to a record 72% due primarily to a shift in mix of both consumables and instruments to higher margin products.

•	Consumables pull-through was within its historical range of $40,000 – $50,000 per instrument/year for analytical systems, and $10,000 - $15,000 per instrument/year for preparatory systems.

•	Geographic revenue as a percent of total product revenue was as follows: United States – 62%; Europe – 21%; Asia-Pacific – 10%; Japan – 6%; and Other – 1%.

•	Non-GAAP net loss narrowed to $2.6 million due to a combination of revenue growth, strong product margins, and operating expense control.

Business Highlights Since Fluidigm’s Last Earnings Release

•	Fluidigm’s instrument installed base passed the 600 mark during the quarter.

•	We began shipments of the new C1 system to EAP customers and have successfully installed systems at major research institutions in the United States, Asia and Europe.

•

Fluidigm introduced four new IFCs – the consumables that provide the application menu for the BioMark™ HD system – last week, which will significantly expand our customers’ capabilities in several key markets. The new IFCs are:

•	qdPCR 37K™ IFC for specialized high-throughput digital PCR.

•	High-Precision 96.96 Genotyping™ IFC for genotyping applications that require the industry’s highest call rates.

•	192.24 Gene Expression™ IFC for high-throughput gene expression applications.

•	And a completely new configurable chip architecture, the FLEXsix™ Gene Expression IFC, for flexible, targeted gene expression applications.

•	About half of the BioMark HD systems sold during the quarter were targeted for single-cell research.

•

Analytical systems (BioMark, BioMark HD and EP1™) represented approximately 70% of the installed base and preparatory systems (Access Array™ and C1 instruments) represented approximately the remaining 30%.

•	Access Array instrument sales grew sharply sequentially, but from a smaller base.

Financial Outlook

The Company currently expects full year 2012 product revenue to grow 24% to 26% over full year 2011 product revenue of $40.6 million. This range incorporates appropriate conservatism regarding customer buying behavior outside of our single-cell business prior to the impending federal budget sequestration decision. Fluidigm expects annual product revenue in 2012 to pass the $50 million mark for the first time in its history. In addition, 2012 grant revenue is expected to be approximately $0.6 million.

Conference Call Information

Fluidigm will host a conference call today, November 7, 2012 at 5:30 p.m. Eastern Time. The call can be accessed by calling (877) 556-5248 (domestic toll-free) or (720) 545-0029 (international toll). Fluidigm will also provide a live stream of its third quarter of 2012 financial results conference call for investors at: http://investors.fluidigm.com/events.cfm. The link will not be active until 5:15 p.m. Eastern Time on November 7, 2012. A telephone replay of the teleconference will be available 90 minutes after the end of the call at (855) 859-2056 (domestic toll-free), or (404) 537-3406 (international toll), access code 53675220. The conference call will also be archived on the Fluidigm investor’s page at: http://investors.fluidigm.com.

Statement Regarding Use of Non-GAAP Financial Information

The Company has presented certain financial information in accordance with GAAP and also on a non-GAAP basis for the third quarter of 2012 and 2011. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the Company’s core operating results. Management uses non-GAAP measures to compare the Company’s performance relative to forecasts and strategic plans and to benchmark the Company’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the Company’s operating results as reported under U.S. GAAP. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP results are presented in the accompanying table of this release.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to the launch and impact of new products, market trends, current estimates of 2012 product and grant revenue and our future growth. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks relating to market acceptance of our products, our ability to successfully launch new products and applications, competition, our sales, marketing and distribution capabilities, our planned sales and research and development activities, reduction in research and development spending or changes in budget priorities by customers, interruptions or delays in the supply of components or materials for our products, and risk associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Fluidigm’s business and operating results are contained in our Annual Report on Form 10-K for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Fluidigm Corporation disclaims any obligation to update these forward-looking statements.

About Fluidigm

Fluidigm (NASDAQ:FLDM) develops, manufactures and markets microfluidic systems for growth markets in the life science and agricultural biotechnology, or Ag-Bio, industries. Fluidigm’s proprietary microfluidic systems consist of instruments and consumables, including integrated fluidic circuits (IFCs), assays and other reagents. These systems are designed to significantly simplify experimental workflow, increase throughput and reduce costs, while providing the excellent data quality demanded by customers. Fluidigm actively markets four microfluidic systems, including thirteen different IFCs, to leading academic institutions, diagnostic laboratories, and pharmaceutical, biotechnology and Ag-Bio companies. Fluidigm products are marketed for research purposes only (not for diagnostic use).

For more information, please visit www.fluidigm.com.

Fluidigm, the Fluidigm logo, C1, BioMark, qdPCR 37K, High-Precision 96.96 Genotyping, 192.24 Gene Expression, FLEXsix, EP1 and Access Array are trademarks or registered trademarks of Fluidigm Corporation.

Contact:

Fluidigm Corporation

Un Kwon-Casado, CFA

Vice President, Corporate Development

Tel: 650-266-6035

un.kwon-casado@fluidigm.com

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue:
Instruments	$6,750	$6,437	$19,548	$17,828
Consumables	5,852	3,731	16,578	10,463

Product revenue	12,602	10,168	36,126	28,291
License, collaboration, and grant revenue	180	428	549	1,578

Total revenue	12,782	10,596	36,675	29,869
Costs and expenses:
Cost of product revenue	3,518	3,305	10,990	9,183
Research and development	4,071	3,293	12,337	9,935
Selling, general and administrative	9,102	8,053	27,926	23,338
Litigation settlement	—	—	—	3,000

Total costs and expenses	16,691	14,651	51,253	45,456

Loss from operations	(3,909)	(4,055)	(14,578)	(15,587)
Interest expense	(107)	(439)	(616)	(2,711)
Other income (expense), net	(75)	25	(127)	(585)

Loss before income taxes	(4,091)	(4,469)	(15,321)	(18,883)
Provision for income taxes	(61)	(20)	(101)	(130)

Net loss	(4,152)	(4,489)	(15,422)	(19,013)
Deemed dividend related to the change in conversion rate of Series E convertible preferred stock	—	—	—	(9,900)

Net loss attributed to common stockholders	$(4,152)	$(4,489)	$(15,422)	$(28,913)

Net loss per share attributed to common stockholders, basic and diluted	$(0.18)	$(0.22)	$(0.73)	$(1.70)

Shares used in computing net loss per share attributed to common stockholders, basic and diluted	22,544	20,082	21,161	16,970

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2012	December 31, 2011 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$66,011	$13,553
Short-term investments	20,147	39,914
Accounts receivable, net	10,654	9,253
Inventories	7,219	5,970
Prepaid expenses and other current assets	1,513	1,343

Total current assets	105,544	70,033
Long-term investments	3,202	1,500
Property and equipment, net	4,308	3,256
Other non-current assets	4,041	4,537

Total assets	$117,095	$79,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,345	$4,010
Accrued compensation and related benefits	2,422	2,442
Other accrued liabilities	3,349	2,787
Deferred revenue, current portion	2,134	2,011
Long-term debt, current portion	—	8,921
Line of credit	1,875	—

Total current liabilities	13,125	20,171
Long-term debt, net of current portion	—	1,217
Other non-current liabilities	1,311	1,041

Total liabilities	14,436	22,429
Total stockholders’ equity	102,659	56,897

Total liabilities and stockholders’ equity	$117,095	$79,326

(1)	Derived from audited consolidated financial statements.

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Operating Activities
Net loss	$(15,422)	$(19,013)
Depreciation and amortization	1,048	756
Stock-based compensation expense	3,047	1,994
Write-off of debt discount upon note repayment	—	1,157
Other non-cash items, net	78	872
Changes in assets and liabilities, net	(2,730)	(1,053)

Net cash used in operating activities	(13,979)	(15,287)
Investing Activities
Purchases of investments	(27,705)	(60,542)
Proceeds from sales and maturities of investments	45,770	13,492
Purchases of property and equipment	(1,621)	(997)
Other investing activities	—	(2,021)

Net cash provided by (used in) investing activities	16,444	(50,068)
Financing Activities
Proceeds from issuance of common stock, net of issuance costs	56,143	76,946
Proceeds from exercise of stock options	2,125	876
Repayment of long-term debt	(10,190)	(3,265)
Proceeds from (repayment of) line of credit	1,875	(3,125)

Net cash provided by financing activities	49,953	71,432
Effect of foreign exchange rate fluctuations on cash and cash equivalents	40	81

Net increase in cash and cash equivalents	52,458	6,158
Cash and cash equivalents at beginning of period	13,553	5,723

Cash and cash equivalents at end of period	$66,011	$11,881

FLUIDIGM CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net loss attributed to common stockholders (GAAP)	$(4,152)	$(4,489)	$(15,422)	$(28,913)
Deemed dividend related to the change in conversion rate of Series E convertible preferred stock	—	—	—	9,900
Stock-based compensation expense	1,033	666	3,047	1,994
Depreciation and amortization	368	286	1,099	910
Interest expense	107	439	616	2,711
Loss on disposal of property and equipment	1	—	26	—
Change in the fair value of convertible preferred stock warrants and related expense, net	—	—	—	718
Litigation settlement	—	—	—	3,000

Net loss (Non-GAAP)	$(2,643)	$(3,098)	$(10,634)	$(9,680)

Shares used in net loss per share calculation—basic and diluted (GAAP and Non-GAAP)	22,544	20,082	21,161	16,970

Net loss per share—basic and diluted (GAAP)	$(0.18)	$(0.22)	$(0.73)	$(1.70)

Net loss per share—basic and diluted (Non-GAAP)	$(0.12)	$(0.15)	$(0.50)	$(0.57)

(1)	The Company reports non-GAAP results which exclude stock-based compensation expense, depreciation of property and equipment, amortization of long-term debt discount, interest expense related to long-term debt, and the write-off of debt discount upon note repayment and remeasurement adjustment for convertible preferred stock warrant fair value, net of gain from extinguishment of convertible preferred stock warrants.